U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1. Name and Address of Reporting Person:  Joseph M. Murphy, Denning Brook Road, Mt. Desert ME  04660

2. Issuer Name and Tickler or Trading Symbol: Bar Harbor Bankshares, CUSIP No. 066849100

3. IRS or Social Security Number of Reporting Person (Voluntary):

4. Statement for Month/Year: 3/31/03

5. If Amendment, Date of Original: NA

6. Relationship of Reporting Person to Issuer: President and CEO

Table 1: Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
Title of Security	Tran Date	Tran Code		Securities Acquired (A) or Disposed of (D)			Amt of Securities	Ownership Form	Nature of Ownership
		Code	V	Amt	A/D	Price
Bar Harbor Bankshares Common Stock	3/31/03	P	V	42.0	A	Intermittent purchases through 401k Plan	7838	D

Bar Harbor Bankshares Common Stock